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Exhibit 99


LOS ANGELES--(BUSINESS WIRE)--April 9, 2007--uWink, Inc. (OTCBB:UWNK), an entirely new restaurant concept that combines food, drinks, and entertainment, announced today that Liz Heller, CEO and founder of Buzztone, Inc., a marketing company that combines online and off-line word-of-mouth marketing techniques, has joined uWink's Board of Directors. Ms. Heller is one of the most active "Internet entertainment" executives in Hollywood, bringing a wealth of experience and contacts throughout the entertainment and technology industries to uWink's Board.

     Ms. Heller is known as a new media pioneer. She has produced movies, launched brands, and built a client roster that includes some of the top brands and companies in America, including: Pepsi, Atlantic Records, Microsoft, AOL, Paramount Pictures, Discovery Networks, Warner Bros., Electronic Arts, and many more.

     "We are very excited to have Liz join our board. Her knowledge will be a tremendous asset as we continue to build out uWink's content and entertainment offering," said Nolan Bushnell, uWink's CEO. "Liz has always impressed me with her understanding of new mediums and her ability to leverage them from a marketing and branding perspective. We look forward to the contributions that she will make as we enter the next phase of the company's growth."

     "The first time I visited uWink it became very clear to me that this restaurant concept is a hit due to the unique way in which technology and social experiences meld in a dining environment," said Ms. Heller. "And the opportunity to work with Nolan, the creator of two very well known and global brands, while he develops another worldwide company is very exciting. I also look forward to working with uWink's esteemed group of board members to help shape the direction of the company."

     At Buzztone, Ms. Heller works to facilitate consumer connections on behalf of brands in the cause, entertainment, media, and product industries. As chief visionary she is in charge of creative content, strategy, operations and funding. The most recent example of her influence in this arena includes Buzztone's work on initiatives like the launch of the (PRODUCT) RED and Stop Global Warming's Virtual March.

     Prior to founding Buzztone, Ms. Heller served as Executive Vice President of Capitol Records from 1994 to 1999 and led the charge in developing award winning websites such as Hollywoodandvine.com and Bluenote.com. Ms. Heller also oversaw Capitol's soundtrack department, executive producing hit records such as Hope Floats, Good Will Hunting and There's Something about Mary. In 1995, Ms. Heller produced the feature film adaptation of Jim Carroll's "The Basketball Diaries," which starred Leonardo DiCaprio and Juliette Lewis. Ms. Heller was also VP of Artist Development for MCA Records. She started her career at Epic Records. Ms. Heller currently resides in Los Angeles. She received her B.A. from University of California, Los Angeles.

     uWink, Inc. is a publicly-held digital entertainment company based in Los Angeles, Calif., that develops interactive entertainment for restaurants, bars and mobile devices. Led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC), uWink recently launched a new entertainment dining experience called uWink that leverages uWink's proprietary network and entertainment software. The first uWink restaurant opened in October 2006 in Los Angeles. For more information, visit www.uwink.com.